FOR IMMEDIATE RELEASE

December 14, 2005

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ, December 14, 2005…

On December 13, 2005, Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced the acquisition of a 79,485 square foot industrial building at 3245 Henry Road, Summit County, Richfield, Ohio, for a purchase price of approximately $8,600,000.  The property is net-leased to FedEx Ground Package System, Inc., a subsidiary of Federal Express Corporation, for eleven years.

The building was purchased from Jones Cleveland, LLC., a Missouri limited liability company, which constructed the building for the tenant.

According to Cynthia J. Morgenstern, Executive Vice President, “This acquisition is just the latest in a long line of high quality industrial properties that Monmouth has purchased from one of the Jones Development entities throughout the years.  We continue to be very pleased with the quality of the properties being developed by Jones.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of thirty-nine industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, Colorado and Alabama.  In addition, the Company owns a portfolio of REIT securities.

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